Exhibit 10.19

Form for 2014 Awards

RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT (this “Agreement”), executed by the parties on the dates indicated on the signature page, is by and between Superior Energy Services, Inc. (“Superior”) and <<Participant Name>> (the “Award Recipient”).

WHEREAS, Superior maintains the 2013 Stock Incentive Plan (the “Plan”), under which the Compensation Committee of the Board of Directors of Superior (the “Committee”) may, directly or indirectly, among other things, grant restricted shares of Superior’s common stock, $.001 par value per share (the “Common Stock”), to key employees of Superior or its subsidiaries (collectively, the “Company”); and

WHEREAS, pursuant to the Plan the Committee has awarded to the Award Recipient restricted shares of Common Stock on the terms and conditions specified below;

NOW, THEREFORE, the parties agree as follows:

1.

AWARD OF SHARES

On January 15, 2014 (the “Date of Grant”), and upon the terms and conditions of the Plan and this Agreement, and in consideration of services rendered, Superior awarded to the Award Recipient <<Awards Granted>> restricted shares of Common Stock (the “Restricted Stock”), that vest, subject to Sections 2, 3 and 4 hereof, in annual installments (disregarding any fractional share) as follows:

Scheduled Vesting Date	Amount of Restricted Stock To Vest
January 15, 2015	33%
January 15, 2016	33%
January 15, 2017	Remaining balance

2.

AWARD RESTRICTIONS ON

RESTRICTED STOCK

2.1 In addition to the conditions and restrictions provided in the Plan, neither the shares of Restricted Stock nor the right to vote the Restricted Stock, to receive accrued dividends and other distributions thereon or to enjoy any other rights or interests thereunder or hereunder may be sold, assigned, donated, transferred, exchanged, pledged, hypothecated or otherwise encumbered prior to vesting. All dividends and other distributions relating to the Restricted Stock will accrue when declared and be paid to the Award Recipient only upon the vesting of the related Restricted Stock. Except as otherwise provided in this Section 2.1, the Award Recipient shall be entitled to all rights of a shareholder of Superior with respect to the Restricted Stock, including the right to vote the shares.

2.2 If the shares of Restricted Stock have not already vested in accordance with Section 1 above, the shares of Restricted Stock shall vest and all restrictions set forth in Section 2.1 shall lapse on the earlier of: (a) the date on which the employment of the Award Recipient terminates as a result of any of the events specified in Sections 3(a) or (b) below, (b) if permitted by the Committee in accordance with Section 3 below, retirement or termination by the Company, or (c) the occurrence of a Change of Control (as defined in the Plan).

3.

TERMINATION OF EMPLOYMENT

If the Award Recipient’s employment terminates as the result of (a) death or (b) disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), all unvested shares of Restricted Stock granted hereunder shall immediately vest. Unless the Committee determines otherwise in the case of retirement of the Award Recipient or termination by the Company of the Award Recipient’s employment, termination of employment for any other reason, except termination upon a Change of Control (as defined in the Plan), shall automatically result in the termination and forfeiture of all unvested Restricted Stock and any accrued dividends or other distributions related to such shares.

4.

FORFEITURE OF AWARD

4.1 If the Award Recipient engages in grossly negligent conduct or intentional misconduct that either (i) requires the Company’s financial statements to be restated at any time beginning on the Date of Grant and ending on the third anniversary of the end of the final vesting date set forth in Section 1 or (ii) results in an increase of the value of the Restricted Stock upon vesting, then the Committee, after considering the costs and benefits to the Company of doing so, may seek recovery for the benefit of the Company of the difference between the shares of Common Stock received upon vesting during the three-year period following such conduct and the shares of Common Stock that would have been received based on the restated financial statements or absent the increase described in part (ii) above (the “Excess Shares”). All determinations regarding the amount of the Excess Shares shall be made solely by the Committee in good faith.

4.2 The shares of Restricted Stock granted hereunder are also subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the SEC or national securities exchanges thereunder.

4.3 If the Committee determines that the Award Recipient owes any amount to the Company under Sections 4.1 or 4.2 above, the Award Recipient shall return to the Company the Excess Shares (or the shares recoverable under Section 4.2) acquired by the Award Recipient pursuant to this Agreement (or other securities into which such shares have been converted or exchanged) or, if no longer held by the Award Recipient, the Award Recipient shall pay to the Company, without interest, all cash, securities or other assets received by the Award Recipient upon the sale or transfer of such shares. The Award Recipient acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount owed from any amounts the Company owes the Award Recipient from time to time for any reason (including without limitation amounts owed to the Award Recipient as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Award Recipient owes it, the Award Recipient hereby agrees to pay immediately the unpaid balance to the Company.

5.

ESCROW

5.1 The shares of Restricted Stock will generally be represented in book or electronic entry rather than a physical certificate, and Superior shall take steps necessary to restrict transfer of the Restricted Stock as it deems necessary or advisable until the lapse of restrictions under the terms hereof. In the event a stock certificates evidencing the Restricted Stock is issued, the certificate shall be retained by Superior until the lapse of restrictions under the terms hereof, and Superior shall place a legend, in the form specified in the Plan, on such stock certificate restricting the transferability of the shares of Restricted Stock.

5.2 Upon the lapse of the restrictions on shares of Restricted Stock, Superior will credit the Award Recipient’s brokerage account with the vested shares of Restricted Stock and any accrued dividends and distributions related to such shares of Restricted Stock. If the Award Recipient has not established a brokerage account, the shares and any accrued dividends and distributions due will be held by Superior’s transfer agent until such time as the Award Recipient opens such an account.

6.

WITHHOLDING TAXES; SECTION 409A

6.1 At the time that all or any portion of the Restricted Stock vests, the Award Recipient must deliver to Superior the amount of income tax withholding required by law. In accordance with and subject to the terms of the Plan, the Award Recipient may satisfy the tax withholding obligation in whole or in part by delivering currently owned shares of Common Stock or by electing to have Superior withhold from the shares the Award Recipient otherwise would receive hereunder shares of Common Stock having a value equal to the minimum amount required to be withheld (as determined under the Plan).

6.2 It is intended that the payments and benefits provided under this Agreement will comply with the requirements of Section 409A of the Internal Revenue Code and any related implementing regulations or guidance (“Section 409A”) or an exemption therefrom. This Agreement shall be interpreted, construed, administered, and governed in a manner that effects such intent. No acceleration of the vesting and payment of any accrued dividends and distributions shall be permitted unless permitted under Section 409A.

7.

ADDITIONAL CONDITIONS

Anything in this Agreement to the contrary notwithstanding, if at any time Superior further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to Superior. Superior agrees to use commercially reasonable efforts to issue all shares of Common Stock issuable hereunder on the terms provided herein.

8.

NO CONTRACT OF EMPLOYMENT INTENDED

Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Award Recipient’s employment relationship with the Company at any time.

9.

BINDING EFFECT

This Agreement may not be transferred, assigned pledged or hypothecated in any manner or law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and permitted successors. Without limiting the generality of the foregoing, whenever the term “Award Recipient” is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators or legal representatives to whom this award may be transferred by will or by the laws of descent and distribution, the term “Award Recipient” shall be deemed to include such person or persons.

10.

INCONSISTENT PROVISIONS

The shares of Restricted Stock granted hereby are subject to the terms, conditions, restrictions and other provisions of the Plan as fully as if all such provisions were set forth in their entirety in this Agreement. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control. The Award Recipient acknowledges that a copy of the Plan and a prospectus summarizing the Plan was distributed or made available to the Award Recipient and that the Award Recipient was advised to review such materials prior to entering into this Agreement. The Award Recipient waives the right to claim that the provisions of the Plan are not binding upon the Award Recipient and the Award Recipient’s heirs, executors, administrators, legal representatives and successors.

11.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the grant of the Restricted Stock or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of Harris County, Texas, or the federal courts for the United States for the Southern District of Texas, and no other courts, where this grant is made and/or to be performed.

12.

SEVERABILITY

If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Award Recipient and Superior intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

13.

ENTIRE AGREEMENT; MODIFICATION; WAIVER

The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided therein, or in this Agreement, as it may be amended from time to time by a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes. The Award Recipient acknowledges that a waiver by Superior of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Award Recipient or any other Plan participant.

14.

ELECTRONIC DELIVERY; ACCEPTANCE OF AGREEMENT

14.1 Superior may, in its sole discretion, deliver any documents related to the Award Recipient’s current or future participation in the Plan by electronic means or request the Award Recipient’s consent to participate in the Plan by electronic means. By accepting the terms of this Agreement, the Award Recipient hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Superior or a third party designated by Superior.

14.2 The Award Recipient must expressly accept the terms and conditions of this Agreement by electronically accepting this Agreement in a timely manner. If the Award Recipient does not accept the terms of this Agreement, this award of Restricted Stock is subject to cancellation.

* * * * * * * * * * * * *

By clicking the “Accept” button, the Award Recipient represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Award Recipient has reviewed the Plan and this Agreement in their entirety and fully understands all provisions of this Agreement. The Award Recipient agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

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